UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2006

FULL HOUSE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-32583	13-3391527
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4670 S. Fort Apache Road, Suite 190 Las Vegas, Nevada	89147
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 702-221-7800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On May 31, 2006, the Board of Directors approved an amendment to the Bylaws of Full House Resorts, Inc. (the “Company”). The amendment amended Article II, Section 2 to increase the number of directors from five to six.

On August 30, 2006, the Board of Directors approved additional amendments to the Bylaws. The amendments amended:

•
Article II, Section 2 to provide that the number of directors of the Company shall be fixed from time to time, within the limits specified by the Certificate of Incorporation, by resolution of the Board of Directors; provided, however, no director’s term shall be shortened by reason of a resolution reducing the number of directors. The section previously provided that the Board would consist of six directors unless otherwise determined by amendment of the Bylaws.

•	Article IV, Section 5 to separate the positions of chairman of the board of directors and chief executive officer and moved the section to Article II, Section 10.

•
Article II, Section 13 to provide that directors may be removed at a special meeting of the stockholders called for that purpose and that any vacancy caused by such removal may be filled by the remaining directors or by the stockholders. The section previously required a two-thirds vote of the stockholders or directors to remove a director and previously allowed a vacancy to be filled by stockholders only when the removal was effected by the stockholders.

On May 29, 2008, the Board of Directors approved additional amendments to the Bylaws. The amendments amended Article VII of the Bylaws to allow for the issuance of uncertificated shares of the Company’s stock. The previous provisions allowed for ownership to be represented only by certificates. The revisions were made to enable the Company to participate in the direct registration system.

The foregoing summary of the amendments to the Bylaws is qualified in its entirety by the actual provisions of the Amended and Restated Bylaws attached hereto as Exhibit 3.1.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1 Amended and Restated Bylaws of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.

Date: June 3, 2008	/s/ Barth F. Aaron

Barth F. Aaron
Secretary/General Counsel

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws of the Company.